Exhibit 15.1

Our ref	VSL/665661-000001/12645224v1
Direct tel	+852 3690 7513
E-mail	vivian.lee@maplesandcalder.com

YY Inc.

Building B-1, North Block of Wanda Plaza

No. 79 Wanbo Er Road

Nancun Town, Panyu District

Guangzhou 511442

The People’s Republic of China

26 April 2018

Dear Sir

YY Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to YY Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2017 (the “Annual Report”), which will be filed with the Securities and Exchange Commission in the month of April 2018.

We hereby consent to the reference of our name under the heading “Taxation” in the Annual Report, and further consent to the incorporation by reference into the Registration Statements on Form S-8 No. 333-187074 and No. 333-215742 pertaining to YY Inc.'s 2009 Employee Equity Incentive Scheme and 2011 Share Incentive Plan, and the Registration Statement on Form F-3 No. 333-219961, of the summary of our opinion under the headings “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Discussion of Selected Statements of Operations Items—Taxation—Cayman Islands” and “Item 10. Additional Information—Taxation—Cayman Islands Taxation”. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully
/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP